                         LOAN AND SECURITY AGREEMENT

                   Re:  CIRCUIT SYSTEMS OF TENNESSEE, L.P.


       THIS AGREEMENT ("Agreement") is made as of this 24th day of July, 1997, by and among CIRCUIT SYSTEMS OF TENNESSEE, L.P., a Tennessee limited partnership ("Borrower"), CIRCUIT SYSTEMS OF TENNESSEE, INC., a Tennessee corporation ("General Partner"), CIRCUIT SYSTEMS, INC., an Illinois corporation ("CSI"; CSI and General Partner are sometimes referred to individually as a "Guarantor'' and are collectively referred to as "Guarantors") and AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association ("Lender").


                              R E C I T A L S:

       CSI and Lender, as assignee of NBD Bank, are parties to that certain Secured Revolving Credit Agreement dated as of April 30, 1993 (the "Original CSI Loan Agreement"), as amended April 29, 1994, August 23, 1994, August 31, 1995, November 27, 1995, April 30, 1996 and August 30,
  1996 (as amended hereinafter referred to as the "CSI Loan Agreement"), pursuant to which Lender has made certain credit facilities available to CSI (hereinafter the "Existing Circuit Systems Loan").

       CSI is the sole limited partner of Borrower, and the sole shareholder of General Partner, the sole general partner of Borrower.

       Borrower and Guarantors have requested that Lender loan or advance monies, extend credit, and/or extend other financial accommodations to or for the benefit of Borrower.

       Lender has agreed to provide a $2,270,000.00 secured term loan (the "60-Month Term Loan"), a $2,800,000.00 secured term loan (the "12- Month Term Loan"), and a $4,930,000.00 commitment to provide equipment lease financing (the "Lease Financing Loan") to Borrower upon and subject to the terms and conditions set forth herein.

       ACCORDINGLY, in consideration of the foregoing, the mutual covenants and agreements and of any extension of credit heretofore now or hereafter made by Lender to Borrower, and subject to the terms and conditions hereof, the parties agree as follows:

            1. DEFINITIONS. When used herein, the following terms shall have the following meanings:

            1.1 Account(s). All of Borrower's now existing or hereafter arising or acquired accounts, accounts receivable, and any other rights to payment, however created, including, without limitation, any right to payment for goods sold or leased, or for services rendered, whether arising out of the sale of inventory or otherwise and whether or not it has been earned by performance, and any and all notes, drafts, acceptances, chattel paper, general intangibles and other obligations arising out of or representing a right to payment, however created.

            1.2 Account Debtor. Any person and/or entity obligated on an Account.

            1.3 Affiliate. Any Person (a) directly or indirectly controlling, controlled by or under common control with, Borrower, (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in Borrower or any general partner of Borrower, (c) five percent (5%) or more of whose voting stock or other equity interest is owned directly or indirectly or is held by Borrower or any partner of Borrower. For the purpose of this definition, "control" means the possession, directly or indirectly, of the power to direct or to cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

             1.4 Base Rate. The rate of interest announced or published publicly from time to time by Lender as its prime or base rate of interest.

             1.5 Borrower's Liabilities. All obligations and liabilities of Borrower to Lender (including, without limitation, all debts, claims, and indebtedness under Article 3 hereof) under the Notes or under the Master Lease, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under this Agreement or the other Loan Documents or by operation of law or otherwise.

              1.6 Business Day. Any day of the year on which Lender is open for business at its principal office in Chicago, Illinois.

              1.7 Charges. All national, federal, state, county, city, municipal and/or other governmental (or any instrumentality, division, agency, body or department thereof, including without limitation the Pension Benefit Guaranty Corporation) taxes, levies, assessments, charges, liens, claims or encumbrances upon and/or relating to the "Collateral"(as hereinafter defined), Borrower's Liabilities, Borrower's business, Borrower's ownership and/or use of any of its assets, and/or Borrower's income and/or gross receipts.

              1.8 Closing. The date that the closing of the Loan shall occur, whether or not any disbursement of the proceeds of the Loan shall occur.

              1.9  Collateral. Shall have the meaning set forth in Article 5.

              1.10 Debt. Any and all contingent and non-contingent Indebtedness howsoever evidenced and/or arising and of any nature whatsoever.

              1.11  Default Rate.  See Paragraph 3.4.

              1.12 Equipment. Collectively, equipment (as defined in the UCC) now owned or hereafter acquired by Borrower, including, without limitation, all machinery, motor vehicles, trucks, trailers, vessels, aircraft, rolling stock and all other tangible personal property (except Inventory) and all parts thereof, and all additions and accessories thereto and replacements thereof, including, without limitation, the Equipment listed on Schedule 1.1(c) to the Philips Real Estate and Asset Purchase and Sale Agreement. Said Equipment listed on said Agreement is herein referred to as the "Philips Equipment."

              1.13 ERISA. The Employee Retirement Income Security Act of 1974, as amended.

              1.14 Event of Default. Any of the events described as an event of default in Article 10 hereof or in the 12-Month Term Note, the 60-Month Term Note, the Master Lease or any of the other Loan Documents.

              1.15 Existing Litigation. The litigation disclosed by Borrower on Exhibit A attached hereto.

              1.16 General Intangibles. All choses in action, causes of action, and other intangible property of Borrower of every kind and nature now owned or hereafter acquired by Borrower, including, without limitation, memberships, membership interests, corporate and other business records, deposit accounts, inventions, designs, patents, patent and trademark registrations and applications, trademarks, tradenames, trade secrets, goodwill, copyrights, registrations, licenses, franchises, deferred tax benefits, tax refund claims, prepaid expenses, computer programs, covenants not to compete, customer lists and mailing lists, membership lists, contract rights, indemnification rights, letters of credit, guaranty claims, security interests, or other security held by or granted to Borrower.

            1.17 Guarantors. Circuit Systems, Inc., an Illinois corporation, and Circuit Systems of Tennessee, Inc., a Tennessee corporation.

            1.18 Indebtedness. All liabilities, obligations, and indebtedness of any and every kind and nature, including, without limitation, the Liabilities and all obligations to trade creditors, whether heretofore, now or hereafter owing, arising, due, or payable from Borrower to any Person and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, contingent, fixed, or others. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes (i) all obligations or liabilities of any Person that are secured by any lien, claim, encumbrance, or security interest upon property owned by any Borrower, even though such Borrower has not assumed or become liable for the payment thereof; (ii) all obligations or liabilities created or arising under any lease of real or personal property or conditional sale or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; (iii) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses
  (i) or (ii) above; (iv) all unfunded pension fund obligations and liabilities; and (v) deferred taxes.

            1.19 Interest Period. With respect to any LIBOR Rate Loan, a period of one, two, three or six months commencing on a LIBOR Business Day selected by Borrower pursuant to subsection 3.2 hereof. Each Interest Period shall end on the day in the first, second, third or (if applicable) sixth succeeding calendar month (as applicable) which corresponds numerically to the beginning day of such Interest Period; provided, however, that if there is no such numerically corresponding day in such succeeding month, such Interest Period shall end on the last LIBOR Business Day of such succeeding month. If an Interest Period would otherwise end on a day which is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, provided that if such next succeeding LIBOR Business Day falls in a new month, then such Interest Period shall end on the last LIBOR Business Day of the month in which such Interest Period was scheduled to end.

            1.20 Interest Rate.  See Article 3.

            1.21 Interest Rate Determination Date. The date on which Lender determines the interest rate applicable to any LIBOR Rate Loan pursuant to subsection 3.2 hereof which shall be the second LIBOR Business Day prior to the first day of the Interest Period applicable to such LIBOR Rate Loan.

            1.22 Inventory. Any inventory, stock, materials or supplies of any nature whatsoever, whether raw, finished or partially finished, and possessed, held or owned by Borrower.

            1.23 Lease Financing Loan. That certain loan not to exceed Four Million Nine Hundred Thirty Thousand Dollars ($4,930,000.00), made by Lender to Borrower hereunder, and as further described in Article 2.

            1.24 Lease Financing Loan Maturity Date. The earlier of (i) the fifth anniversary of the Loan Opening Date, or (ii) the date upon which Lender shall accelerate the due date of the Rent due under the Master Lease, whether as a result of the occurrence of an Event of Default or as otherwise permitted hereunder or in the Master Lease. On the Lease Financing Loan Maturity Date, the Casualty Value of the Equipment and any unpaid Rent, together with all unpaid costs, fees and interests under the Master Lease, shall be due and payable in full.

            1.25 Liabilities. Collectively, any and all obligations under or in connection with this Agreement, the 60-Month Term Note, the 12-Month Term Note, the Master Lease and the Loan Documents.

            1.26 LIBOR Business Day. A day which is a Business Day and on which dealings in United States dollar deposits may be carried out in the London interbank market.

            1.27 LIBOR Rate. For each Interest Period, a rate of interest equal to

       (a) the LIBOR Index Rate on the date which is two (2) LIBOR Business Days prior to the first day of the Interest Period, as published in The Wall Street Journal, if such rate is available, and if the LIBOR Index Rate cannot be determined by the method stated in (a), then (b) the rate of interest at which deposits in U.S. Dollars in immediately available funds are offered to Lender for the relevant Interest Period by major banks in the interbank Eurodollar market from time to time in the amount of the relevant LIBOR Rate Loan at 11:00 a.m. (London time) on the day which is two (2) LIBOR Business Days prior to the first day of such Interest Period, divided by

       (c) a number equal to 1.00 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBOR Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System.

  (such rate to be adjusted to the nearest one-sixteenth of one percent
  (1/16 of 1%) or, if there is no nearest one-sixteenth of one percent
  (1/16 of 1%), to the next higher one-sixteenth of one percent (1/16 of 1%).

               1.28 Loan. Collectively, the lending under the 60-Month Term Loan, the 12-Month Term Loan and the Lease Financing Loan.

               1.29 Loan Documents. All agreements, instruments and documents, including, without limitation, notes, guarantees, mortgages, deeds of trusts, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, subordination agreements, trust account agreements, and all other written matter whether heretofore, now, or hereafter executed by or on behalf of Borrower or delivered to Lender with respect to this Agreement, including, without limitation, the Notes and the Master Lease.

               1.30  Loan Expenses.  As defined in Article 3.

               1.31 Intentionally Deleted.

               1.32 Loan Opening Date. The date on which the first disbursement of all or any portion of the Loan is made by Lender to Borrower.

               1.33 Master Lease. The Master Lease in the form attached hereto and made a part hereof as Exhibit B pursuant to which Lender shall acquire the Philips Equipment, which Philips Equipment shall be listed on the Schedule attached thereto, and for which Borrower shall pay the rent for the term, and upon and subject to the terms and conditions, contained therein.

               1.34 Maturity Date. The 60-Month Term Loan Maturity Date, the Lease Financing Maturity Date or the 12-Month Term Loan Maturity Date, as applicable.

               1.35 Net Operating Income. As of any date, the amount of net operating income of Borrower determined in accordance with generally accepted accounting principles.

               1.36 Notes. Collectively, the 60-Month Term Note and the 12-Month Term Note.

               1.37 Other Agreements. All agreements, instruments and documents, including, without limitation, guaranties, mortgages, deeds of trust, notes, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, subordination agreements, financing statements and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of Borrower and delivered to Bank.

               1.38 Permitted Indebtedness. See Paragraph 7.2(b) and Exhibit C attached hereto.

               1.39 Permitted Liens. See Paragraph 6.1(f) and Exhibit D attached hereto.

               1.40 Person. Any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).

               1.41 Securities. Any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificate of interest, shares or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

               1.42 Sigmatron Stock. Shares of common stock of Sigmatron International, Inc., a Delaware corporation.

               1.43 Tangible Net Worth. The value of the total assets of Borrower as determined in accordance with generally accepted accounting principles after subtracting therefrom then aggregate amount of any intangible assets of Borrower as determined in accordance with generally accepted accounting principles, including ,without limitation, prepaid expenses, other accounts receivable, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights and brand names, minus the aggregate of all contingent and non-contingent liabilities of Borrower.

               1.44 Unmatured Event of Default. Any event that has occurred which with lapse of time or the giving of notice, or both, could constitute an Event of Default hereunder.

               1.45 12-Month Term Loan. That certain loan not to exceed Two Million Eight Hundred Thousand Dollars ($2,800,000.00) made by Lender to Borrower hereunder, and as further described in Article 2.

               1.46 12-Month Term Loan Maturity Date. The earlier of (i) the first anniversary of the Loan Opening Date, or (ii) the date upon which Lender shall accelerate the due date of the 12-Month Term Loan, whether as a result of the occurrence of an Event of Default or as otherwise permitted hereunder or in the 12-Month Term Note. On the 12-Month Term Loan Maturity Date, all of the outstanding principal under the 12-Month Term Note, together with all unpaid costs, fees and interest thereon, shall be due and payable in full.

               1.47 12-Month Term Loan Note. The promissory note which evidences the 12-Month Term Loan and which is made by Borrower payable to the order of Lender in the principal amount of Two Million Eight Hundred Thousand Dollars ($2,800,000.00) secured by, among other things, the Collateral and delivered by Borrower to Lender in the form attached hereto as Exhibit E.

               1.48 60-Month Term Loan. That certain loan, not to exceed Two Million Two Hundred Seventy Thousand Dollars ($2,270,000.00), made by Lender to Borrower hereunder, and as further described in Article 2.

               1.49 60-Month Term Loan Maturity Date. The earlier of (i) sixty (60) months following the Loan Opening Date, or (ii) the date upon which Lender shall accelerate the due date of the 60-Month Term Loan, whether as a result of the occurrence of an Event of Default or as otherwise permitted hereunder or in the 60-Month Term Loan Note. On the 60-Month Term Loan Maturity Date, all of the outstanding principal under the 60-Month Term Loan Note, together with all unpaid costs, fees and interest thereon shall be due and payable in full.

               1.50 60-Month Term Loan Note. The promissory note which evidences the 60-Month Term Loan and which is made by Borrower payable to the order of Lender in the principal amount of Two Million Two Hundred Seventy Thousand Dollars ($2,270,000.00), secured by, among other things, the Collateral and delivered by Borrower to Lender in the form attached hereto as Exhibit F.

            All other terms contained in this Agreement, unless the context indicates otherwise, shall have the meanings provided for under the Uniform Commercial Code ("UCC") of the State of Illinois to the extent the same are used or defined therein. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with generally accepted accounting principles.

       2.   LOAN:  GENERAL TERMS.

              2.1 Philips Acquisition. Pursuant to the terms of that certain Real Estate and Asset Purchase and Sale Agreement (the "Philips Real Estate and Asset Purchase and Sale Agreement" ) made and entered into as of July 24, 1997 by and between Borrower and Philips Electronics North America Corporation, a Delaware corporation ("Philips"), Borrower is acquiring certain assets of Philips described therein, including, without limitation, that certain printed circuit board manufacturing facility owned by Philips and located at 1515 Industrial Road, Greenville, Green County, Tennessee, consisting of a building containing approximately 93,000 square feet, located on approximately ten (10) acres (the "PCB Facility") and certain equipment, machinery, furniture, furnishings and other tangible personal property owned by Philips and used in connection with the operations at the PCB Facility, including the property identified in Schedule 1.1(C) to the Philips Real Estate and Asset Purchase and Sale Agreement (the "Philips Equipment").

            2.2 12-Month Term Loan. Subject to the terms and conditions hereof, Lender agrees to make the 12-Month Term Loan available to Borrower on the Loan Opening Date, upon the conditions of disbursement set forth herein. The proceeds of the 12-Month Term Loan shall be used by Borrower only for the purchase by Borrower of the Real Property and Improvements, each as defined in the Philips Real Estate and Asset Purchase and Sale Agreement.

            2.3 60-Month Term Loan. Subject to the terms and conditions hereof, Lender agrees to make the 60-Month Term Loan available to Borrower on the Loan Opening Date, upon the conditions of disbursement set forth herein. The proceeds of the 60-Month Term Loan shall be used by Borrower only for the acquisition by Borrower of the assets of Philips described in the Philips Real Estate and Asset Purchase and Sale Agreement.

            2.4 Lease Financing Loan. Subject to the terms and conditions hereof, Lender agrees to make the Lease Financing Loan available to Borrower on the Loan Opening Date, upon the conditions of disbursement set forth herein. The Lease Financing Loan shall be used by Lender to acquire the Philips Equipment and lease the Philips Equipment to Borrower, pursuant to the terms and upon the conditions set forth in a Master Lease Agreement to be entered into between Borrower and Lender on or prior to the Loan Opening Date, which Master Lease Agreement shall be in the form attached hereto and made a part hereof as Exhibit B (the "Master Lease Agreement").

            2.5 All Advances to Constitute One Loan. All advances by Lender to Borrower under the Loan shall constitute one loan and one general obligation secured by Lender's security interest in all the Collateral and by all other security interests, liens, claims, and encumbrances heretofore, now, or at any time hereafter granted by Borrower and/or any Guarantor to Lender. Borrower agrees that all of the rights of Lender set forth in this Agreement shall apply to any modification of or supplement to this Agreement.

            2.6 Closing. The closing of the Loan to be made hereunder shall take place at the offices of Meltzer, Purtill & Stelle, 1515 East Woodfield Road, Suite 250, Schaumburg, Illinois 60173, at 9:00 a.m. on July 24, 1997, or such other time or place as the parties may agree in writing ("Closing") and shall be deemed to have occurred when the Notes are delivered by Borrower to Lender.

            2.7 Representation and Warranty. Each loan or any disbursement made by Lender to Borrower hereunder shall constitute an automatic warranty and representation by Borrower to Lender that there does not then exist an Event of Default or any Unmatured Event of Default hereunder or under any of the other Loan Documents.

            2.8 Duration of Agreement. This Loan Agreement shall be in effect until all of Borrower's Liabilities have been paid in full and any and all commitments of Lender to make loans hereunder have terminated.

       3. INTEREST/FEES/COSTS. As consideration for Lender's agreement to make the Loan to Borrower, Borrower shall be obligated to pay to Lender certain fees, interest, costs and expenses as provided for herein or in any of the Loan Documents, including, without limitation, the following:

          3.1  Loan Fee. Intentionally Deleted.

          3.2  Interest on the 60-Month Term Loan and the 12-Month Term Loan.

       (i) So long as no Event of Default or Unmatured Event of Default has occurred, the 60-Month Term Loan and the 12-Month Term Loan and all other obligations hereunder shall bear interest from the date such Loans are made or such other obligations are incurred until paid in full at a rate per annum (meaning 360 days) at rates (the "Interest Rate") determined by reference to the Base Rate or the LIBOR Rate, as follows:

            (a) the 60-Month Term Loan shall bear interest either (x) at a floating rate equal to the Base Rate, or (y) at a rate equal to the applicable LIBOR Rate plus one and three-quarters percent (1.75%);

            (b) the 12-Month Term Loan shall bear interest either (x) at a floating rate equal to the Base Rate, or (y) at a rate equal to the applicable LIBOR Rate plus one and three-quarters percent (1.75%); and

            (c) any other obligations hereunder shall bear interest at a floating rate equal to the Base Rate.

       (ii) The basis for determining the interest rate for all or part of 60-Month Term Loan and the 12-Month Term Loan may be changed from time to time pursuant to this subsection 3.2. If, on any day any part of the 60-Month Term Loan or the 12-Month Term Loan is outstanding with respect to which notice has not been timely received by Lender in accordance with this Agreement specifying that the LIBOR Rate shall be applicable thereto, then for that day such Loan (or portion thereof) shall bear interest at the applic-able rate specified in subsection 3.2(i) determined by reference to the Base Rate. Loans bearing interest at rates determined by reference to the Base Rate are herein sometimes referred to as "Prime Rate Loans" and Loans bearing interest at rates determined by reference to the LIBOR Rate are herein sometimes referred to as LIBOR Rate Loans.

      (iii) Borrower may elect from time to time to convert all or part of the outstanding principal balance of any Loan from a Prime Rate Loan to a LIBOR Rate Loan by giving Lender at least three (3) LIBOR Business Days' prior irrevocable notice of such an election; provided that no Loan may be converted to a LIBOR Rate Loan while an Unmatured Event of Default or an Event of Default has occurred and is continuing. Borrower may also elect from time to time to continue any outstanding LIBOR Rate Loan (whether for a similar or a different Interest Period) upon the expiration of the Interest Period then applicable thereto by giving Lender at least three (3) LIBOR Business Days' prior irrevocable notice of such continuation of such LIBOR Rate Loan; provided that no Loan may be continued as a LIBOR Rate Loan while an Unmatured Event of Default or an Event of Default has occurred and is continuing.

       (iv) Each notice of election to convert to a LIBOR Rate Loan or to continue a LIBOR Rate Loan shall be signed by the Chief
            Financial Officer of the General Partner and shall specify
            (a) the proposed conversion or continuation date; (b) the amount of the Loan to be converted or continued; (c) the nature of the proposed conversion or continuation; and (d) the requested Interest Period, which shall be one (1), two (2) or three
            (3) months, or, if then available, six (6) months. Each such notice shall also certify that no Unmatured Event of Default or Event of Default has occurred and is then continuing.

       (v) On the date upon which each conversion to a LIBOR Rate Loan or continuation of a LIBOR Rate Loan is being made pursuant to a notice given in accordance with this Agreement, Lender shall take such actions as are necessary to effect such conversion or continuation. Subject to the limitations set forth in this subsection 3.2 and in the definition of Interest Period, all or any part of the Loans may be converted into LIBOR Rate Loans or continued as LIBOR Rate Loans as provided herein, provided that partial conversions or continuations of any Loan shall be in the minimum amount of $1,000,000, and, if in excess thereof, in integral multiples of $1,000,000.

              3.3 Lease Financing Payment Factor. Rent payable under the Master Lease shall be fixed at Closing based upon an amortization not in excess of seven (7) years and a payment factor determined by Lender.

              3.4 Default Rate/Late Charge. From and after such time as an Event of Default occurs under this Agreement or any of the Loan
  Documents, or if either Loan is not paid in full on or prior to its Maturity Date, the unpaid balance outstanding under the Loan shall bear interest at an interest rate equal to the applicable Interest Rate, plus three percent (3%) (the "Default Rate"). Borrower further agrees to pay a "Late Charge" of five percent (5%) of any amount due hereunder if such amount is paid more than ten (10) days after the due date thereof, to cover the extra expense involved in handling delinquent payments.
  This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights Lender may have, including the right to declare the entire principal and interest immediately due and payable.

              3.5 Fees and Costs. Borrower shall pay all expenses, charges, costs and fees of the Loan, including, without limitation, Lender's reasonable attorneys' fees, in connection with the negotiation, documentation, administration, servicing and enforcement of the Loan, and any fees and costs charged by an appraiser, the cost of any and all credit checks run by Lender, including UCC, tax and judgment lien searches, all recording fees and charges, all title insurance charges and premiums, escrow fees, survey costs and the costs of any bonds required by Title Company, and any and all other costs, expenses, charges, and fees referred to in or necessitated by the terms of this Agreement (collectively, the "Loan Expenses"). The Loan Expenses shall be paid by Borrower promptly upon Lender's demand or, alternatively, may be paid by Lender at any time by disbursement of proceeds of the Loan. The Loan Expenses shall be payable by Borrower regardless of whether there shall be any disbursements of the Loan. If not paid within ten (10) days following Lender's demand, the Loan Expenses shall bear interest until the date paid by Borrower at the Default Rate.

            3.6 Funding Losses. In the event that Borrower fails to borrow any LIBOR Rate Loan, or makes any payment on a LIBOR Rate Loan on a date other than the last day of the applicable Interest Period, Borrower shall pay Lender, within ten (10) days following Lender's demand therefor, any resulting loss or expense, including, without limitation, any amount incurred in obtaining, liquidating or employing deposits from third parties acquired or arranged to fund such LIBOR Rate Loan.

       4.   PAYMENTS; APPLICATION; OFFSET.

            4.1 Payments. All payments of principal or interest on the 60-Month Term Note and the 12-Month Term Note, all payments of rent under the Master Lease and all payments of any other fees and costs due hereunder shall be made in immediately available funds. All such payments shall be made to Lender at its principal office in Chicago, Illinois, not later than 2:00 p.m., Chicago time, on the date due, and funds received after that hour shall be deemed to have been received by Lender on its next following Business Day.

            4.2 Loan Repayment/12-Month Term Loan. The 12-Month Term Loan shall be payable in monthly payments equal to the sum of (a) principal in an amount equal to $15,555.56 plus (b) accrued interest at the applicable Interest Rate, in arrears, due and payable commencing on the first day of the month following the month in which disbursement of the proceeds of the 12-Month Term Loan shall occur and continuing on the first day of the each month thereafter, through and including the month in which the 12-Month Term Loan Maturity Date occurs, at which time the outstanding principal balance and all the then accrued and unpaid interest on the principal balance of the 12-Month Term Loan shall be due and payable.

            4.3 Loan Repayment/60-Month Term Loan. The 60-Month Term Loan shall be payable in monthly payments equal to the sum of (a) $37,833.33 of principal, and (b) accrued interest at the applicable Interest Rate, in arrears, due and payable commencing on the first day of the month following the month in which the disbursement of the proceeds of the 60-Month Term Loan shall occur, and continuing on the first day of each month thereafter, through and including the 60-Month Term Loan Maturity Date, at which time the outstanding principal balance and all then accrued and unpaid interest on the principal balance of the Loan shall be due and payable.

            4.4 Maturity Dates. The unpaid principal balance of the 12-Month Term Loan and all accrued and unpaid interest thereon and any fees and costs payable by Borrower hereunder with respect thereto, if not sooner paid or declared to be due in accordance with the terms hereof, shall be due and payable in full on the 12-Month Term Loan Maturity Date.
   The unpaid principal balance of the 60-Month Term Loan and all accrued and unpaid interest thereon and any fees and costs payable by Borrower with respect thereto, if not sooner paid or declared to be due in accordance with the terms hereof, shall be due and payable in full on the 60-Month Term Loan Maturity Date.

            4.5 Statement of Account. Lender shall provide Borrower with a statement of account relating to the Loan on a monthly basis. Each such statement of account shall be presumed correct and accurate and shall, except for Lender's right to reapply payments, constitute an account stated between Borrower and Lender, unless thereafter waived in writing by Lender or unless, within thirty (30) days after Borrower's receipt thereof, Borrower delivers to Lender, by certified mail, written objection thereto specifying the error or errors contained therein.

             4.6 Prepayment. The Borrower may prepay any principal outstanding under the 60-Month Term Loan or the 12-Month Term Loan, at any time, and provided Borrower extends one (1) business day's prior written notice to Lender. Any prepayment of all or any portion of the outstanding principal balance under the Notes shall include all fees, costs and interest accrued to the date of such prepayment. Provided that at the time of any such prepayment, an Event of Default or Unmatured Event of Default exists hereunder, any prepayment of the Loan may be applied by Lender at its discretion to either the 12-Month Term Loan and/or the 60-Month Term Loan. In the event that at any time during the term of the Loan, Borrower and Lender agree to fix the rate of all or any portion of the Loan, as a condition of such agreement by Lender, Lender shall be entitled to charge, and Borrower shall pay, Lender's standard yield maintenance prepayment premium in connection with the prepayment of any such fixed rate loan.

            4.7 Offset. In addition to and not in limitation of all rights of offset that Lender or other holder of the Notes may have under applicable law, Lender or other holder of such Note shall, upon the occurrence of any Event of Default, or any Unmatured Event of Default, have the right to appropriate and apply to the payment of the Notes, any and all balances, credits, deposits, accounts or monies of any of the Borrower then or thereafter with Lender or other holder.

            4.8 Final Release. At such time as Borrower's Liabilities have been fully paid, Borrower has complied with all requirements of the Loan Documents, and there is no obligation of Lender to make additional disbursements of the Loan, then the Notes shall be canceled and returned to Borrower and all other Loan Documents shall be terminated and any liens created thereunder shall be released.

            4.9 Partial Release. Provided that there is then in existence no Event of Default or Unmatured Event of Default, Lender agrees to release the Mortgage and Assignment of Rents at such time as the 12-Month Term Loan is paid in full. Provided that there is then in existence no Event of Default or Unmatured Event of Default, Lender agrees to release its security interest in the Sigmatron Stock at such time as the 60-Month Term Loan is paid in full.

       5.   COLLATERAL SECURITY.

            5.1 Security for Existing Circuit Systems Loan. Concurrently with or prior to the making of the initial disbursement of any of the proceeds of the Loan, Borrower shall have executed, delivered, granted and/or caused to be executed, delivered and/or granted, as security for the payment and performance of the Existing Circuit Systems Loan, a continuing security interest in, and lien on, all of Borrower' right, title and interest in and to the following:

            (a)     all Accounts;

            (b)    all Inventory;

            (c)     all Equipment except for the Philips Equipment;

            (d)     General Intangibles; and

            (e) to the extent not included in subparagraphs (a), (b), (c), and (d) of this Paragraph 5.1, all goods, chattels, machinery, equipment, inventory, accounts, chattel paper, notes, contract rights, general intangibles, furniture, fixtures and property of every kind and nature, wherever located, now or hereafter belonging to Borrower or in which Borrower has an interest and any and all products and/or proceeds thereof.

  To evidence the grant of security interests to Lender, Borrower shall execute the Seventh Amendment to Secured Revolving Credit Agreement, substantially in the form attached hereto as Exhibit G and the Continuing Security Agreement, substantially in the form attached hereto as Exhibit H, and from time to time, until the Existing Circuit Systems Loan is paid in full, Borrower shall deliver to Bank such financing statements, assignments, security agreements, deeds or other documents as may be reasonably requested by Lender to further evidence, perfect, confirm or facilitate the enforcement of the above-described security interests.

            5.2 Collateral. As collateral for the Loan, Borrower shall have executed, granted and delivered, or caused to be executed, granted and delivered to Lender, the following:

       (a)  first and prior Deed of Trust with respect to the PCB Facility;

       (b) first and prior Assignment of Leases and Rents with respect to the PCB Facility;

       (c) first and prior security interest in 400,000 shares of Sigmatron Stock, represented by Stock Certificate Nos. SI 1991, SI 1992, SI 1993 and SI 1994;

       (d) first and prior security interest in the Process ID License Agreement and the PCB Purchase Agreement; and

       (e) A security interest, junior to the security interest described in Section 5.1 above, in all of Borrower's property, wherever located, whether or now or hereafter existing, owned, licensed, leased (to the extent of Borrower's leasehold interest therein) consigned (to the extent of Borrower's ownership interest therein), arising and/or acquired, including, without limitation all of Borrower's (i) Accounts, chattel paper, tax refunds, contract rights, leases, leasehold interests, letters of credit, instruments, documents, documents of title, patents, copyrights, trademarks, trade names, licenses, goodwill, beneficial interest in general intangibles; (ii) all goods whose sale, lease or other disposition by Borrower have given rise to Accounts and have been returned to or repossessed or stopped in transit by Borrower; (iii) all investment property, including but not limited to certificated and uncertificated Securities; (iv) goods, including without limitation all consumer goods, machinery, Equipment, farm products, fixtures and inventory; (v) liens, guaranties, and other rights and privileges pertaining to any of the Collateral; (vi) monies, reserves, deposits, deposit accounts and interest or dividends thereon, cash or cash equivalents; (vii) all property now or at any time or times hereafter in the possession or under the control of Lender or its bailee; (viii) all accessions to the foregoing, all litigation proceeds pertaining to the foregoing and all substitutions, renewals, improvements and replacements of and additions to the foregoing; and (ix) all books, records and computer records in any way relating to the above-described collateral (all of the above-described property herein referred to as the "Collateral").

            5.3 Deliveries; Further Assurances. The Borrower agrees that it will, at its sole expense (i) upon request by Lender, within five (5) days of demand, deliver or cause to be delivered to Lender in due form for transfer, chattel paper, instruments and documents of title, if any, at any time representing all or any of the Collateral, (ii) without request by Lender, cause Lender's security interest under the Loan Documents to be at all times duly noted on any certificate of title issuable with respect to any of the Collateral and forthwith deliver or cause to be delivered to Lender each such certificate of title, and (iii) upon request of Lender, forthwith execute and deliver or cause to be executed and delivered to Lender, in due form for filing or recording (and pay the cost of filing or recording the same in all public offices deemed necessary by Lender) such assignments, security agreements, mortgages, deeds of trust, pledge agreements, warehouse receipts, bailee letters, consents, waivers, financing statements, stock or bond powers, and other documents, and do such other acts and things, all as Lender may from time to time reasonably request to establish and maintain to the reasonable satisfaction of Lender a valid perfected security interest in all of the Collateral (free of all other liens, claims and rights of third parties whatsoever except the Permitted Liens) to secure payment of the Loan. The Borrower irrevocably hereby makes, constitutes and appoints Lender (and all other persons designated by Lender for that purpose) as the Borrower's true and lawful attorney (and agent-in-fact) to sign the name of the Borrower on any such agreements, instruments and documents referred to in clause (iii) above and to deliver such agreements, instruments and documents to such persons as Lender in its sole discretion may elect.

            5.4 Verification of Collateral; Inspection; Audit. Any of Lender's officers, employees or agents shall have the right, at any reasonable time hereafter, during Borrower's business hours in Lender's name or in the name of Borrower, to verify the validity, amount or any other matter relating to any of the Collateral by mail, telephone or otherwise. Lender (by any of its officers, employees or agents) shall have the right, at any time during Borrower's usual business hours and upon not less than three (3) business day's prior notice, to inspect the Collateral, all records related thereto (and to make extracts from such records) and the premises upon which any of the Collateral is located, and the right, at any reasonable time, to discuss Borrower's affairs and finances and the Collateral with any attorney, accountant, lessee, Account Debtor or other creditor of Borrower. Costs incurred by Lender in connection with any audit of the Collateral shall be paid by Lender if there does not then exist an Event of Default (as defined herein). Notwithstanding the foregoing, the above restrictions as to reasonable times during business hours and prior notice shall not apply if an Event of Default or Unmatured Event of Default has occurred or is continuing.

            5.5 Records and Schedules. Borrower shall keep accurate and complete records of its Accounts, Inventory and other Collateral.

            5.6 Proceeds of Collateral. Borrower shall not, without the prior written notice to Lender, sell, lease, grant a security interest in, or otherwise dispose of or encumber the Collateral, or any part thereof excluding individual sales, dispositions, trade-ins or replacements of Collateral in the ordinary course of business. Upon any disposition of Collateral described in clauses (a) through (d) inclusive of paragraph 5.2 above, Borrower shall deliver all the proceeds thereof to Lender to be applied to the repayment of the Liabilities provided, however, that Lender may waive its rights hereunder if no Event of Default or Unmatured Event of Default has occurred or is continuing under this Agreement, either of the Notes, or the Loan Documents.

       6.   WARRANTIES AND REPRESENTATIONS.

            6.1 Warranties and Representations of the Borrower. To induce Lender to enter into this Agreement and to make the Loan hereunder, Borrower and Guarantors each represent and warrant to Lender that:

             (a) Organization. The Borrower is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Tennessee and qualified or licensed to do business in good standing in all states in which the laws thereof require Borrower to be so qualified and/or licensed, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on Borrower, the Collateral or Borrower's business. The General Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and qualified or licensed to do business and in good standing in all states in which the laws thereof require General Partner to be so qualified and/or licensed, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the Borrower, the Collateral, Borrower's business or General Partner. CSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and qualified or licensed to do business and in good standing in all states in which the laws thereof require CSI to be so qualified and/or licensed, except where failure to be so qualified could not reasonably be expected to have a material adverse effect on the Borrower, the Collateral, Borrower's business or CSI. General Partner is the sole general partner of Borrower, holding a 1% partnership interest therein, and CSI is the sole limited partner of Borrower, holding a 99% partnership interest therein. CSI is the sole shareholder of General Partner holding 100% of the Securities in General Partner.

           (b) Authorization; No Conflict. The execution and delivery of this Agreement, the Notes and the Loan Documents, any disbursements of the Loan hereunder and the performance by the Borrower, General Partner and CSI of their respective obligations under this Agreement, the Notes and the Loan Documents are within the each of their respective powers, have been duly authorized by all necessary action, and do not and will not contravene or conflict with any provision of law or of the covenants and provisions of the Agreement of Limited Partnership establishing Borrower or of any other agreement binding upon the Borrower, the articles of incorporation establishing General Partner, its bylaws or any other agreement binding upon General Partner, or the articles of incorporation establishing CSI, its bylaws or any other agreement binding upon CSI.

          (c) Validity and Binding Nature. This Agreement is, and the 12-Month Term Note, the 60-Month Term Note, and the Loan Documents, when duly executed and delivered, will be, legal, valid and binding obligations of the Borrower, General Partner and CSI, as the case may be, enforceable against each such party in accordance with their respective terms. As security for the Liabilities, Lender has a valid perfected security interest in all Collateral.

           (d) Financial Statements. All balance sheets, statements of operations, consolidated and/or unconsolidated statements, audited or otherwise, and other financial data (other than forecasts and/or projections) which have been or shall hereafter be furnished to Lender for purposes of or in connection with this Agreement and/or the making of the Loan (collectively, "Financials"), do and will present fairly the financial condition of the entities involved as of the date thereof and the results of their operations for the period(s) covered thereby. The Financials of Borrower and each Guarantor, copies of which have been furnished to Lender, are complete in every respect, have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the financial statements issued during the preceding fiscal year of such entity, and accurately present the financial condition of such entity, and as at such dates, and the results of its operations for the periods then ended, and since such dates there has been no material adverse change in any financial conditions or operations contained therein.

            (e) Litigation; Contracts and Contingent Liabilities. Except as set forth on Exhibit A attached hereto, no litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings are pending or threatened against Borrower or any Guarantor which would, if adversely determined, materially and adversely affect the financial condition or continued operations of Borrower or such Guarantor. Borrower and Guarantors each has no material contingent liabilities not provided for or disclosed in the Financials and the Borrower is not a party to any agreement or subject to any charge, restriction or other matter materially and adversely affecting its business, property, assets, operations or condition, financial or otherwise, and is not a party to any labor dispute, and there are no pending or threatened strikes or walkouts relating to any labor contract.

             (f) Liens. Except for the security interests held by Lender and the Permitted Liens as set forth on Exhibit D hereto, none of the Collateral, or any of the assets of Borrower is subject to any mortgage, pledge, title retention lien, or other lien, encumbrance or security interest, except (i) inchoate liens for current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings in which a bond has been posted for the amount contested; and (ii) liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings, but not involving any deposits or advances or borrowed money or the deferred purchase price of property or services.

             (g) Perfection and Priority of Collateral. Except for the Permitted Liens, no financing statement (other than any which may have been filed on behalf of Lender) covering any of the Collateral is on file in any public office; Borrower is and will be the lawful owner of all of its Collateral, and CSI is and will be the lawful owner of the Sigmatron Stock, each free and clear of all liens, claims, and encumbrances whatsoever, except for liens in favor of Lender; and Lender has or, upon the execution of the Loan Documents, will have, and will continue to have, as security for the Liabilities, a valid and perfected lien on, and security interest in, all of the Collateral, free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, except for the Permitted Liens.

             (h) Existing Obligations. To Borrower's knowledge, Borrower is not in violation of any applicable statute, regulation or ordinance of any governmental entity, or any agency thereof, in any respect materially and adversely affecting any of the Collateral or its business, property, assets, operations or condition, financial or otherwise, and the Borrower is not in default with respect to any indenture, loan agreement, mortgage, lease, deed or other similar agreement relating to borrowing of monies to which it is a party or by which it is bound. The Borrower has not guaranteed the obligation of any other person or entity.

            (i) Employee Benefit Plans. Any employee benefit plan as to which Borrower may have any liability, complies in all material respects with all requirements of applicable law and regulations. Borrower has met all applicable minimum funding requirements in respect of its plans, and all required contributions to any pension, profit-sharing and other employee benefit plan have been made or accrued. No Reportable Event (as defined in Paragraph 4043(b) of ERISA) has occurred, and to the best knowledge of the Borrower, is not threatened or about to occur with respect to any Employee Benefit Plan (as defined in ERISA), and no notice of termination has been filed by the plan administrator pursuant to Paragraph 4041 of ERISA, or issued by the Pension Benefit Guaranty Corporation ("PBGC") pursuant to Section 4042 of ERISA with respect to any pension plan subject to ERISA. The present value of all benefits vested under all Employee Benefit Plans maintained for the benefit of employees of the Borrower does not exceed the value of the assets of such plans allocable to such vested benefits. The Borrower is not a party to, bound by or subject to any Multiemployer Plan (as that term is defined in Section 4001(a) (3) of ERISA). The Borrower is not (i) engaged in any Prohibited Transaction (as defined in Sec-tion 406 of ERISA, and Section 4975 of the Internal Revenue Code of 1986, as amended; (ii) a fiduciary for investments with respect to any plan existing for the benefit of persons other than employees; or (iii) completely or partially withdrawn from any Multiemployer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

            (j) Various Regulations. Borrower's execution and delivery of this Agreement and any of the Loan Documents do not directly or indirectly violate or result in a violation of Section 7 of the Securities and Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation Regulations G, U, T and X of the Board of Governors of the Federal Reserve System, and Borrower does not own or intend to purchase or carry any "margin security" as defined in said Regulations.

            (k) Principal Place of Business. The chief executive office and principal place of business of the Borrower, and the offices where Borrower maintains its books and records including, without limitation, computer programs, printouts, and other computer materials and records, concerning any of the Collateral shall be deemed to be 1515 Industrial Drive, Greeneville, Tennessee 37745.

            (l) Tax Returns; Reports. Borrower has filed, or will file pursuant to any applicable extensions duly granted, all federal, state and local tax returns and other reports it or he, as applicable, is required by law to file and has paid, to the extent due and payable, meaning all national, federal, state, county, city, municipal and/or other governmental (or any instrumentality, division, agency, body or department thereof, including without limitation the Pension Benefit Guaranty Corporation) taxes, levies, assessments, charges, liens, claims or encumbrances upon and/or relating to the Collateral, the Liabilities, Borrower's employees, payroll, income and/or gross receipts, Borrower's ownership and/or use of any of its assets and any other aspect of Borrower's business.

            (m) Names. Borrower has not, during the preceding five (5) years, been known as or used any other corporate or fictitious name, except as disclosed herein or as reflected in Borrower's Certificate of Limited Partnership as filed with the Secretary of State of the State of Tennessee.

            (n) Solvency; Capital. The Borrower now has sufficient capital to carry on all businesses and transactions in which it now engages or is about to engage, is now solvent and will continue to be solvent after the creation of the security interest in the Collateral by this Agreement, and is able to pay its debts as they mature, and if requested by Lender, Borrower shall deliver to Lender an affidavit regarding its solvency and certain related matters in form reasonably acceptable to Lender's counsel. Each Guarantor now has sufficient capital to carry on all of its respective businesses and transactions in which such Guarantor now engages or is about to engage, is now solvent and will continue to be solvent after the creation of the security interest in the Collateral by this Agreement, and each is able to pay its respective debts as they mature, and if requested by Lender, Guarantors shall each deliver to Lender an affidavit regarding its solvency and certain related matters in form reasonably acceptable to Lender's counsel.

            (o) Solvency; Personnel. Borrower has sufficient personnel and possesses adequate assets to continue to conduct its business.

            (p) Use of Proceeds. Borrower's use of the proceeds of any advances and re-advances made by Lender pursuant to this Agreement are, and shall continue to be, legal and proper partnership uses duly authorized by the Board of Directors of its general partner and such uses are consistent with all applicable laws and statutes, as in effect as of the date hereof.

        6.2 Survival of Warranties and Representations. All representations and warranties of Borrower contained in this Agreement and the Loan Documents shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

       7.   FINANCIAL COVENANTS.

         7.1 Affirmative Covenants. Until all obligations of the Borrower hereunder, under the Notes, the Master Lease and under the Loan Documents are paid and performed in full, Borrower and Guarantors agree that, unless at any time Lender shall otherwise expressly consent in writing, each of Borrower and Guarantors shall:

          (a) Books of Account and Financials. Keep books of account and prepare financial statements and shall cause to be furnished to Lender the following (all of the foregoing and following to be kept and prepared in accordance with generally accepted accounting principals applied on a consistent basis, unless Borrower's or any Guarantor's, as the case may be, certified public accountants concur in any changes therein and such changes are disclosed to Lender and are consistent with then generally accepted accounting principles) such data and information (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the PCB Facility, Borrower's financial condition or results of operations: (A) as soon as available but not later than ninety (90) days after the close of each fiscal year of Borrower, financial statements, which shall include, but not be limited to, balance sheets, income statements and statements of cash flow of Borrower prepared in accordance with generally accepted accounting principles, consistently applied, audited by a firm of independent certified public accountants selected by Borrower and acceptable to Lender; (B) as soon as available but not later than thirty (30) days after the end of each month hereafter, financial statements of Borrower certified by Borrower to be prepared in accordance with generally accepted accounting principles fairly present the financial position and results of operations of Borrower for such period; (C) schedule of accounts payable and accounts receivable by the 15th of every month or otherwise as Lender may direct; and (D) such other data and information (financial and otherwise) as Bank, from time to time, may request.

         (b)        Notice of Default, Adverse Information, Litigation.
       Forthwith upon learning of the occurrence of any of the following, furnish to Lender written notice thereof, describing the same, and the steps being taken by Borrower with respect thereto: (A) the occurrence of an Event of Default or an Unmatured Event of Default;
       (B) the institution of, or any adverse determination in, any litiga-tion, arbitration proceeding or governmental proceeding, pending or threatened, which is material to Borrower and/or any Guarantor; or
       (C) any other material information relating to any adverse change in the financial condition or which may materially and adversely affect the operations, financial condition or business of Borrower, any Guarantor, or Lender's security interest in the PCB Facility.

         (c) Books, Records and Inspections. Maintain complete and accurate books and records; permit access upon notice by Lender to such books and records and permit Lender to inspect the properties and operations of Borrower at its principal place of business set forth herein upon three (3) business days' prior notice provided, however, such notice requirements shall not apply if an Event of Default or Unmatured Event of Default has occurred or is continuing under this Agreement or any of the Loan Documents.

         (d) Tax Returns. As soon as available, but not later than April 15 of each year, Borrower shall provide Lender with copies of the federal, state, and local, if any, income tax returns of Borrower and each Guarantor, in the form said returns are filed, each certified as true, correct and complete by Borrower and each Guarantor.

        7.2 Negative Covenants. Without Lender's prior written consent, which Lender may or may not in its sole and absolute discretion give, each of Borrower and Guarantor covenants that Borrower:

         (a) Capital Expenditures. Shall not incur or make any individual capital expenditure in excess of One Hundred Thousand and No/100ths Dollars ($100,000.00) or any capital expenditure in excess of Five Hundred Thousand and No/100ths Dollars ($500,000.00) in the aggregate during any one calendar year during the term hereof.

         (b) Covenants. Borrower shall not, without Lender's prior written consent thereto: (A) grant a security interest in or assign any of the Collateral to any Person or permit, grant, or suffer a lien, claim or encumbrance upon any of the Collateral; (B) sell or transfer any of the Collateral not in the ordinary course of business; (C) enter into any transaction not in the ordinary course of business which materially and adversely affects the Collateral or Borrower's ability to repay Borrower's Liabilities or Indebtedness;
       (D) other than as specifically permitted in or contemplated by this Agreement, encumber, pledge, mortgage, sell, lease or otherwise dispose of or transfer, whether by sale, merger, consolidation or otherwise, any of Borrower's assets; and (E) incur Indebtedness except: (i) unsecured trade debt in the ordinary course of business;
       (ii) renewals or extensions of existing Indebtedness and interest thereon; (iii) Indebtedness that is unsecured and is to Persons who execute and deliver to Lender in form and substance acceptable to Lender and its counsel subordination agreements subordinating their claims against Borrower therefor to the payment of Borrower's Liabilities; and (iv) Permitted Indebtedness as set forth on Exhibit C hereto.

       8.   GENERAL COVENANTS.

          8.1 Affirmative Covenants. Until all the obligations of Borrower hereunder, under the Notes, and under the Loan Documents are paid and performed in full, Borrower and Guarantors agree that, unless at any time Lender shall otherwise expressly consent in writing, each of Borrower and Guarantors shall:

           (a) General Insurance. Maintain such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, and provide that all such insurance shall contain a lender's loss payment clause acceptable to Lender, naming Lender as lender's loss payee.

           (b)  Taxes and Liabilities.  Pay when due, all Charges.

            (c) Agreements. Provide Lender with copies of all agreements between Borrower or any Affiliate.

            (d) Federal Assignment of Claims Act. If any of the Collateral arises out of a contract with the United States of America, or any department, agency, subdivision, or instrumentality thereof, promptly notify Lender thereof in writing and execute any instruments and take any other action required or requested by Lender to perfect Lender's security interest in such Collateral under the provisions of the Federal Assignment of Claims Act.

            (e) Maintenance of Collateral. Maintain the Collateral in good operating condition and repair; make all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be substantially maintained and preserved; quarterly inform Lender of any material additions to or deletions from the Collateral; take reasonable steps to prevent any such Collateral from becoming a fixture to real estate or accession to other personal property and keep the Collateral adequately insured for full value and liability, noting Lender's interest as secured party and naming Lender as loss payee thereunder, as more specifically provided in Paragraph 8.1(h) hereof.

            (f) Bank Accounts. Continue to retain Lender as the main bank of account for Borrower. Lender shall handle all of Borrower's accounts, receipts, disbursements and related services and Borrower shall, at a minimum, maintain sufficient balances to cover such services.

            (g) Consents. Provide Lender with any consents of third parties necessary or appropriate with respect to granting or perfecting Lender's security interest in the Collateral.

            (h) Insurance; Payment of Premiums. Borrower shall keep and maintain the Collateral insured for its full insurable value against loss or damage by fire, theft, explosion, and all other hazards and risks ordinarily insured against by other owners or users of such properties, assets, and/or accounts in similar businesses and notify Lender promptly of any occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline. All policies of insurance on the Collateral shall be in form and with insurers recognized as adequate by prudent business persons and all such policies shall be in such amounts as may be reasonably satisfactory to Lender. Prior to Closing, Borrower shall deliver or cause to be delivered to Lender the original (or certified copy) of each policy of insurance and evidence of payment of all premiums therefor. Such policies of insurance shall contain an endorsement showing loss payable to Lender. Such endorsement shall provide that the insurance companies will give Lender at least thirty
       (30) days prior written notice before any such policy or policies of insurance shall be canceled for any reason other than for non-payment of premium, and in the event the policy or policies shall be canceled for non-payment of premium, Lender will receive ten (10) days prior written notice before such cancellation takes effect. Furthermore, in the event an insurer elects not to renew a policy providing coverage required herein, Lender shall receive ten (10) days' prior written notice before the expiration of such policy. No act or default of Borrower or any other person or entity, other than Lender's gross negligence or willful misconduct, shall affect the right of Lender to recover under such policy or policies of insurance in case of loss or damage. Subject to the foregoing, Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to Lender. Borrower irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as its true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other items of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. In the event Borrower, at any time hereafter, shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any obligations or default by Borrower hereunder, may at any time thereafter (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which Lender deems advisable. All sums so disbursed by Lender, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable on demand, provided that Lender accompanies such demand by a description of all such charges by Borrower to Lender and shall be additional Liabilities hereunder secured by the Collateral.

            (i) Covenants With Respect to Collateral. Until all obligations of the Borrower hereunder and under the Notes are paid and performed in full, Borrower shall furnish or cause to be furnished to Lender, from time to time, and such schedules, certificates and reports with respect to all or any of the Collateral then subject to the security interests of Lender hereunder, and under the Collateral Documents (including, without limitation, schedules identifying all Collateral), all such schedules, certificates and reports, to be executed by Borrower and to be in such form and detail as Lender may from time to time specify.

            (j) Organization and Control. Cause CSI to be the sole limited partner of Borrower, holding 99% of the partnership interest therein, cause General Partner to be the sole general partner of Borrower, holding 1% of the partnership interest therein, and cause CSI to be the sole shareholder of Borrower, holding 100% of the issued and outstanding Securities thereof. General Partner shall also maintain at least one of D.S. Patel or Megan Patel in the capacity of President, Chief Executive Officer or Vice President of General Partner.

       8.2 Negative Covenants. Without Lender's prior written consent, which Lender may or may not, in its sole and absolute discretion, give, each of Borrower and Guarantor covenants that Borrower:

            (a) Guaranties, Loans, or Advances. Shall not become or be a guarantor or surety of, or otherwise become or be responsible, in any manner (whether by agreement to purchase any obligations, stock, assets, goods, or services , or to supply or advance any funds, assets, goods, and services, or otherwise), with respect to any undertaking of any other person or entity, except for the endorsement, in the ordinary course of collection of instruments payable to it or to its order.

            (b) Mergers, Consolidations, Sales, and Dividends. Shall not be a party to any merger or consolidation, or redeem, retire, purchase, or otherwise acquire, directly or indirectly, all or substantially all of the assets or any portion of stock of any class of the Borrower, or any class of stock or partnership or joint venture interest in, any other person or entity, or, except in the ordinary course of its business, sell, transfer, convey, or lease all or any substantial part of its assets, or sell or assign, with or without recourse, any receivables or make or permit any change in Borrower's capital structure or in any of its business objectives, purposes, or operations which might in any way materially and adversely affect the repayment of the Liabilities, or declare or pay any dividends upon any of the Borrower's stock in violation of any and all applicable laws.

            (c) Leases. After the date hereof, shall not, without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed, enter into or permit to exist, any new arrangements for the leasing by it, as lessee of any other real or personal property (or any interest therein).

            (d) Unconditional Purchase Obligations. Shall not enter into or be a party to any contract for the purchase of materials, supplies, or other property or services, if such contract requires that payment be made by it, regardless of whether or not delivery is ever made of such materials, supplies, or other property or services.

            (e) Accounts Receivable. Shall not sell, assign, pledge, or otherwise encumber or create or permit to exist any lien on or security interest in any of the Accounts.

            (f) Other Matters. Shall not enter into any transaction which materially and adversely affects the Collateral or Borrower's ability to repay the Indebtedness, or permit or agree to any extension, compromise, or settlement, with Lender's prior written consent, or make any materially adverse change or modification of any kind or nature with respect to any agreement relating to the Collateral or enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any Collateral Document.

            8.3 Survival of Obligations Upon Termination of Agreement. Except as otherwise expressly provided for in this Agreement and in any Loan Document, no termination or cancellation (regardless of cause or procedure) of this Agreement or any agreements contained in the Loan Documents shall in any way affect or impair the powers, obligations, duties, rights, and Liabilities of Borrower or Lender relating to (i) any transaction or event occurring prior to such termination or cancellation, or (ii) the Collateral (so long as any Liabilities remain outstanding), or (iii) any of the undertakings, agreements, covenants, warranties, and representations of Borrower or Lender contained in this Agreement or in the Loan Documents. All such undertakings, agreements, covenants, warranties, and representations shall survive such termination or cancellation.

       9. CONDITIONS PRECEDENT TO LOAN. The obligation of Lender to disburse the Loan is subject to the following conditions precedent:

       9.1  Execution and delivery of all of the following Loan Documents:

                 (a) 12-Month Term Note. The 12-Month Term Note duly executed by Borrower.

                 (b) 60-Month Term Note. The 60-Month Term Note duly executed by Borrower.

                 (c) Continuing Security Agreement. Continuing Security Agreement duly executed by Borrower.

                 (d)  Guaranties. Guaranties duly executed by each Guarantor.

                 (e) Sigmatron Stock Pledge Agreement. Sigmatron Stock Pledge Agreement executed by CSI and Assignment Separate from Certificates in blank.

                 (f)  Financing Statements.  Form UCC-1 Financing
                      Statements for the States of Tennessee and Illinois executed by Borrower and each Guarantor and Form UCC-2 Financing Statement for Greene County, Tennessee executed by Borrower.

                 (g) Security Agreement/Personal Property. Security Agreement/ Personal Property executed by Borrower.

                 (h)  Environmental Indemnity Agreement   Environmental
                      Indemnity Agreement executed by Borrower and each Guarantor.

                 (i) Deed of Trust. Deed of Trust executed by Borrower (the "Mortgage").

                 (j) Assignment of Rents and Leases. Assignment of Rents and Leases executed by Borrower.

                 (k) Seventh Amendment to Loan Agreement. Seventh Amendment to Loan Agreement executed by Borrower, CSI and General Partner.

                 (l) Assignment of Process IP License. Assignment of Process IP License executed by Borrower.

                 (m) Consent to Assignment of Process IP License. Consent to Assignment of Process IP License executed by Philips.

                 (n) Assignment of PCB Purchase Agreement. Assignment of PCB Purchase Agreement executed by Borrower.

                 (o) Consent to Assignment of PCB Purchase Agreement. Consent to Assignment of PCB Purchase Agreement executed by Philips.

                 (p) Master Lease and Supporting Schedule. Master Lease and Supporting Schedule executed by Borrower.

                 (q) Bill of Sale. Bill of Sale to Philips Equipment executed by Borrower conveying such equipment to Lender free and clear of all liens, claims or encumbrances.

                 (r) Resolutions and Certificates. (A) Certified copies of resolutions of the Board of Directors of General Partner authorizing or ratifying the execution, delivery and performance, respectively, of this Agreement, the 60-Month Term Note, the 12-Month Term Note, and the Loan Documents, and (B) certified copies of the Articles of Incorporation and By-Laws and Certificate of Good Standing recently issued by the Secretary of State of the State of Tennessee setting forth that the Borrower and General Partner are each in good standing and each has full authority to transact business in Tennessee and in any other jurisdiction in which Borrower maintains any part of the Collateral.

                 (s) Consents. Certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals, if any, with respect to this Agreement, the 60-Month Term Note, the 12-Month Term Note, and the Loan Documents.

                 (t) Incumbency and Signatures. A certificate of the Secretary or an Assistant Secretary of the General Partner and CSI, certifying the names of the officers and directors of the General Partner and CSI, which are authorized to execute and deliver this Agreement, the 12-Month Term Note, the 60-Month Term Note, any of the Loan Documents, and any other documents provided for in this Agreement to be executed and delivered by Borrower, together with a sample of his true signature.

                 (u) Other Documents. Such other documents, assignments, certificates and opinions that shall be reasonably required by Lender or Lender's counsel.

             Each of the Loan Documents shall be in form and substance prescribed by Lender. Without limiting the foregoing, each of the Loan Documents, where applicable, shall contain a provision stating that the occurrence of an Event of Default under this Agreement or the occurrence of a default under any of the other Loan Documents or the occurrence of an Event of Default under any loan made or participated in by Lender in which Borrower, an entity affiliated with Borrower or any Guarantor is a party, including, without limitation, an Event of Default under any document securing and/or evidencing the existing CSI Loan, shall constitute an Event of Default under the Loan Document in question and each of the other Loan Documents.

           9.2 Surveys. Three (3) copies of the survey of the PCB Facility dated not more than 180 days prior to the Loan Opening Date, prepared by a registered Tennessee Surveyor, certified to Lender and the Title Insurer showing no encroachments or other matters which are not acceptable to Lender, in Lender's sole determination. The survey shall reflect the same legal description as contained in the Title Policy and certify that the PCB Facility is not in a Flood Hazard Area.

           9.3 Evidence of Insurance Coverage. A prepaid liability, loss of rents and hazard insurance policy or certificate in favor of Lender, in form and amounts acceptable to Lender, insuring the PCB Facility and the improvements thereon against loss or damage by fire, lightning or windstorm; the hazard insurance policy shall specify that it is "without co-insurance" and shall be in an amount equal to the greater of: (i) the full replacement cost (without depreciation) of the improvements on the PCB Facility, or (ii) the full amount of the Loan, and such other insurance as Lender may reasonably require, in such form, naming Lender as an additional insured party and loss payee on standard mortgage clauses as follows:

                      AMERICAN NATIONAL BANK AND TRUST
                      COMPANY OF CHICAGO, its Successors
                      and/or Assignees
                      21 North Randall Street
                      Elk Grove Village, Illinois  60007

  and containing a prohibition against cancellation or modification without giving at least 30 days prior written notice thereof to Lender. Borrower must furnish a copy of such policy prior to the Loan Opening Date for final approval and the actual original insurance policy or certificate must be presented at closing. Borrower shall further provide insurance that the PCB Facility falls wholly within a Zone C Designated Area according to the Federal Flood Hazard Maps retained by the Federal Energy Management Agency.

            9.4 Title Insurance. An ALTA loan policy of title insurance ("Title Policy") issued by the Title Company in the full amount of the Loan covering the PCB Facility and insuring that the Mortgage is a first lien upon fee simple title to the PCB Facility subject to no liens, claims, exceptions or encumbrances except those Permitted Encumbrances which are specifically agreed to, in writing, by Lender and containing the following endorsements in form and substance acceptable to Lender:

               (a)  Comprehensive Endorsement No. 1;

               (b)  Access endorsement;

               (c)  An ALTA Broad Form 3.1 Zoning Endorsement (with parking);

               (d)  Location endorsement;

               (e)  Survey endorsement; and

               (f)  Such additional endorsements as may be required by Lender.

           9.5 UCC, Tax and Judgment Searches. Currently dated Uniform Commercial Code, Federal, Tennessee and Illinois Tax Lien Searches, Judgment Searches and Pending Suit searches, covering Borrower and each Guarantor, disclosing no matters which are objectionable to Lender. Such searches must be dated within ninety (90) days of the disbursement of the Loan.

            9.6 Utility Availability. Evidence satisfactory to Lender, of the availability of sufficient storm and sanitary sewer, water, electricity, gas, and any and all other necessary utility services at the PCB Facility.

            9.7 Zoning/Licenses/Permits. Copies of all applicable zoning ordinances and all zoning proceedings relating to the PCB Facility, and such other evidence as Lender requires that the PCB Facility conforms to all applicable building, zoning and use laws and ordinances or covenants of record and may be lawfully occupied for its intended purposes. Borrower shall provide a final, unconditional certificate of occupancy issued with respect to the PCB Facility, together with such other applicable licenses, permits, and approvals as Lender may require.

            9.8 Flood Plain/Wetlands. Evidence satisfactory to Lender that no part of the PCB Facility is located (i) in an area designated by the Federal Emergency Management Administration as a "flood plain", "flood-way" or having other special flood hazards, (ii) in an area designated as "wetland" by the United States Army Corps of Engineers, or
  (iii) in a Zone A or Zone B "Flood Hazard Area" according to the Federal Flood Hazard Maps.

            9.9 Appraisal. An appraisal of the PCB Facility directed to Lender, with a value of not less than $4,000,000.00. The Appraisal shall be satisfactory in all respects to Lender. The cost of the Appraisal shall be borne by Borrower as a Loan Expense regardless of whether the disbursement under the Loan is made.

            9.10 Attorney's Opinion. An opinion of an attorney acceptable to Lender to the effect that:

                 (a) Borrower is a duly formed limited partnership under the laws of the State of Tennessee and such entity is validly existing and fully qualified to do business in the State of Tennessee. General Partner is a duly formed corporation under the laws of the State of Tennessee and such entity is existing and fully qualified to do business in the State of Tennessee. CSI is a duly formed corporation under the laws of the State of Illinois and such entity is validly existing and fully qualified to do business in the State of Tennessee;

                 (b) This Agreement and the Loan Documents have been duly authorized, executed and delivered by Borrower and each Guarantor and constitute the legal, valid and binding obligations of Borrower and each Guarantor, enforceable in accordance with their respective terms, subject only to applicable bankruptcy, solvency and other laws effecting creditor's rights;

                 (c) The Loan is not usurious under the laws of the States of Illinois or Tennessee;

                 (d) The execution and delivery of the Loan Documents or any of them and the carrying out of the transactions contemplated thereby will not violate, conflict with, or constitute a default under any agreement to which Borrower or any Guarantor is a party or by which any of them may be bound;

                 (e) There are no actions, suits or proceedings pending or, to said counsel's knowledge, threatened against Borrower, any Guarantor, or the PCB Facility, either at law or in equity or before or by any governmental authority; and there are no other matters which would substantially impair the ability of Borrower or any Guarantor to pay when due any amounts which may become payable under the Loan or otherwise perform the obligations of Borrower under the Loan Documents; and

                 (f)  Any other matters which Lender may reasonably request.

         9.11 Environmental Survey. A Phase I environmental survey of the PCB Facility and such other evidence or additional studies as Lender may deem necessary or appropriate to satisfy Lender that the PCB Facility does not contain any chemical, material or substance exposure to which is prohibited, general or regulated by any federal, state, county, regional or local authority or which, even if not so regulated, may or could pose a hazard to the health and safety of the occupants of the PCB Facility or the owners of the property adjacent to the PCB Facility ("Environmental Assessment").

          9.12 Warranties and Representations. The warranties and representations set forth in this Agreement and the Loan Documents are true and correct.

          9.13 No Default. No Event of Default or Unmatured Event of Default has occurred and is continuing.

          9.14 Labor Agreement. Evidence satisfactory to Lender that Borrower has entered into a labor contract, collective bargaining agreement of at least two years duration with the International Union of Electronic, Electrical Salaried, Machine and Furniture Workers AFL-CIO regarding the provision of labor for the PCB facility, endorsed by Local 796 of such Union and or its officers, in form and substance acceptable to Lender.

           9.15 Phillips' Real Estate and Asset Purchase and Sale Agreement. Closing of the transactions described in the Phillips' Real Estate and Asset Purchase and Sale Agreement, and conveyance of the assets described therein to Borrower free and clear of all liens, claims and/or encumbrances.

           9.16 Sigmatron Stock. Delivery of original stock certificates issued in the name of CSI for 400,000 shares of Sigmatron Stock.

       10. EVENTS OF DEFAULT. The occurrence of any one or more of the following shall constitute and "Event of Default" for purposes of this
  Agreement:

           10.1 Payment. Failure to pay within five (5) days after the date when due any installment of principal or interest, or failure to pay, within ten (10) days after written notice from Lender, any other amount payable pursuant to either Note, this Agreement or any of the other Loan Documents.

          10.2 Performance. Failure by Borrower to promptly perform any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by Borrower under this Agreement, either Note, or any other Loan Document, after thirty (30) days notice thereof from Lender.

          10.3 Misrepresentation. Any inaccuracy, untruth or failure to perform in any material respect of any representation, covenant or warranty contained in this Agreement or any other Loan Documents, or of any statement or certification as to facts delivered to Lender pursuant hereto.

          10.4 Material Change. A material adverse change in the financial condition of Borrower or any Guarantor.

          10.5 Voluntary Bankruptcy. At any time, Borrower or any Guarantor files a bankruptcy petition, or is adjudicated a bankrupt or insolvent, or institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar proceedings under any present or future Federal, state or other statute or law, or admits in writing his or its inability to pay his or its debts as they mature, or makes an assignment for the benefit of his or its creditors, or seeks or consents to the appointment of any receiver, trustee or similar officer for all or any substantial part of his or its property.

           10.6 Involuntary Bankruptcy. The commencement of any involuntary petition in bankruptcy against Borrower or any Guarantor, or the institution against Borrower, Beneficiary or any Guarantor of any reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar proceedings under any present or future Federal, state or other statute or law, or the appointment of a receiver, trustee or other officer for all or any substantial part of the property of Borrower or any Guarantor, which shall remain undismissed or undischarged for a period of sixty (60) days.

            10.7 Receiver. The attachment, seizure, levy upon or taking of possession by any receiver, custodian, or assignee for the benefit of creditors of a substantial portion of Borrower's or any Guarantor's property.

            10.8 Sale or Transfer. Any sale, transfer, lease, assignment, conveyance, lien or encumbrance made in violation of the terms hereof.

            10.9   Injunction.  Failure of Borrower for a period of thirty
  (30) days after Lender's demand to procure the dismissal or disposition to Lender's satisfaction of any proceedings seeking to enjoin or otherwise prevent or declare invalid or unlawful the occupancy, maintenance or operation of the PCB Facility, or any portion thereof, as called for by the terms of this Agreement, or of any proceedings which could or might affect the validity or priority of the security for the Loan or which could materially affect Borrower's ability to perform its obligations under this Agreement.

            10.10 Cross Default. The occurrence of a default under any of the other loans made or participated in by Lender in which Borrower, or an entity affiliated with Borrower, Beneficiary or any Guarantor is a party, including, without limitation, the Existing CSI Loan.

            10.11 Death of Guarantor. The death or legal incompetence of any Individual Guarantor.

            10.13 Non-Payment of Other Indebtedness for Borrowed Money. Default in the payment when due (subject to any applicable cure period), whether by acceleration or otherwise, of any other indebtedness for borrowed money of, or guaranteed by, Borrower or any guarantor or default in the performance or observance of any obligation or condition with respect to any such other indebtedness if the effect of such default is to accelerate the maturity of any such indebtedness, or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such indebtedness to become due and payable prior to its expressed maturity date.

            10.14 Other Material Obligations. Default in the payment when due(subject to any applicable cure period), or in the performance or observance of, any material obligation of, or condition agreed to by Borrower with respect to any material purchase or lease of goods and services (except only to the extent that the existence of any such default is being contested by Borrower in good faith and by appropriate proceedings).

            10.15 Employee Benefit Plans. If a contribution failure occurs with respect to any pension plan maintained by Borrower or any corporation, trade or business that is, along with Borrower, a member of a controlled group of corporations or controlled group of trades or businesses (as defined in Sections 414(b) and (c) of the Internal Revenue Code of 1986 or Section 4001 of ERISA) sufficient to give rise to a lien under Section 302(f) of ERISA.

            10.16     Security.  If Lender is reasonably insecure.

            Upon the occurrence of an Event of Default, all Liabilities then outstanding shall become immediately due and payable, in full and all without notice of any kind, but with such adjustments, if any, with respect to interest or other charges as may be provided for herein or in the Notes, the Loan Documents, or any other written agreements between Borrower and Lender; and, in the case of any other Event of Default, Lender may declare the Notes and all other Liabilities then outstanding to be due and payable. Lender shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.

       11.  REMEDIES.

            11.1 Lender's Rights and Remedies. Lender shall have available to it all rights and remedies available herein and/or under the Loan Documents, including, without limitation, the following rights and remedies:

             (a) Right to Assign. Lender may assign this Agreement upon prior written notice to Borrower (but such notice shall not imply that any consent from Borrower is necessary to effect any such assignment), and if Lender does assign this Agreement, the assignee shall be entitled to the performance of all of Borrower's agreements and obligations under this Agreement, and the assignee shall be entitled to all the rights and remedies of Lender under this Agreement, and Borrower expressly agrees that it will assert no claims or defenses it may have against Lender against the assignee except those available to it in this Agreement.

            (b) Right to Discharge Borrower's Obligations. Lender may, at its option, discharge taxes, liens or security interests or other encumbrances at any time levied or placed on the Collateral, may remedy or cure any default of Borrower under the terms of any lease, rental agreement, or other document which in any way pertains to or affects Borrower's title to or interest in any of the Collateral, may pay for insurance on the Collateral, and may pay for the maintenance and preservation of the Collateral, and Borrower agrees to reimburse Lender, on demand, for any payment made or any expense incurred by Lender, including reasonable attorneys' fees, pursuant to the foregoing authorization, together with interest at the Default Rate from the date so paid or incurred by Lender, which payments, expenses and interest shall be secured by the security intended to be afforded by this Agreement and/or by the Security Agreements and the Collateral.

            (c) Right of Enforcement. Lender shall have and may exercise any and all rights of enforcement and remedies before or after default afforded to a bank under the applicable Uniform Commercial Code in force (the "Uniform Commercial Code" or the "UCC") together with any and all other rights and remedies otherwise provided and available to Lender at law or in equity as of the date of this Agreement or the date of Borrower's default; and, in conjunction with, in addition to, or substitution for those rights and remedies, at Lender's discretion, Lender may:

                 (i) To the extent permitted by law, enter upon Borrower's premises to take possession of, assemble and collect the Collateral or to render it or any portion of the Collateral unusable; and/or

                 (ii) Remedy any default in any reasonable manner, without waiving its rights and remedies upon default and without waiving any other prior or subsequent default.

            (d)  Right of Sale.

                 (i) Borrower agrees that should it fail to make payments as provided in the Notes, the Master Lease or the other Loan Documents, or if a default be made on any obligation or promise of Borrower contained herein or hereby secured or contained in or secured by the Notes, the Master Lease or the other Loan Documents, then Lender may, at its option, sell or dispose of the Collateral at public or private sale without any previous demand of performance or notice to Borrower of any such sale whatsoever, except as provided under the Uniform Commercial Code, and from the proceeds of sale retain: (A) all costs and charges incurred by Lender in taking and causing the removal and sale of said property, including such reasonable attorneys' fees as shall have been incurred by Lender; (B) all sums due pursuant to the Notes, the Master Lease, the Loan Documents, and this Agreement, and all accrued interest thereon; and (C) all monies due from Borrower to Lender under any other indebtedness or obligation and all accrued interest thereon. Any surplus of such proceeds remaining shall be paid to Borrower.

                 (ii) At any sale or sales made pursuant to this Agreement or in a suit to foreclose the same, the Collateral may be sold en masse or separately, at the same or at different times, at the option of Lender or its assigns. Such sale may be public or private, with notice as required by the Uniform Commercial Code, and the Collateral need not be present at the time or place of sale. At any such sale, Lender or the holder of the Notes hereby secured may bid for and purchase any of the property sold, notwithstanding that such sale is conducted by Lender or its attorneys, agents, or assigns, and no irregularity in the manner of sale or of giving notice shall operate to preclude Lender from recovering the Indebtedness.

                 (iii) If any notification of intended sale or other disposition of the Collateral or any part thereof is required under the Uniform Commercial Code or other law, such notification, if mailed, shall be deemed reasonably and properly given if mailed to Borrower at least ten (10) days before such sale or disposition.

            (e) Upon an Event of Default, Borrower, immediately upon demand by Lender, shall assemble the Collateral and make it available to Lender at a place or places to be designated by Lender which is reasonably convenient to Lender and Borrower. Borrower recognizes that in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or the Other Agreements, no remedy of law will provide adequate relief to Lender, and agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

            (f) Upon an Event of Default, without notice, demand or legal process of any kind, Lender may take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any of Borrower's premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Lender shall have the right to store the same in any of Borrower's premises without cost to Lender.

            (g) Upon an Event of Default, Lender may exercise any remedies available under the Master Lease.

            (h) Upon an Event of Default, Borrower agrees that Lender may, if Lender deems it reasonable, postpone or adjourn any such sale of the Collateral from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale. Borrower agrees that Lender has no obligation to preserve rights against prior parties to the Collateral. Further, to the extent permitted by law, Borrower waives and releases any cause of action and claim against Lender as a result of Lender's possession, collection or sale of the Collateral, any liability or penalty for failure of Lender to comply with any requirement imposed on Lender relating to notice of sale, holding of sale or reporting of sale of the Collateral, and any right of redemption from such sale.

           (i) Miscellaneous. Lender shall have the right at all times to enforce the provisions of this Agreement in strict accordance with the terms hereof, notwithstanding any conduct or custom on the part of Lender in refraining from so doing at any time or times.
       The failure of Lender at any time or times to enforce its rights under said provisions strictly in accordance with the same shall not be construed or operate as a waiver of any of the rights and remedies granted Lender hereunder or as having created a custom in any way or manner contrary to the specific provisions of this Agreement or as having in any way or manner modified the same. All rights and remedies of Lender are cumulative and concurrent, and the exercise of one right or remedy by Lender shall not be deemed a waiver or release of any other right or remedy. Except as otherwise specifically required herein, notice of the exercise of any right, remedy or power granted to Lender by this Agreement is not required to be given.

       12.  MISCELLANEOUS.

            12.1 All payments of principal and interest on the Loan shall be made to Lender in immediately available funds not later than 2 p.m. Chicago time on the date such payments are to be made.

            12.2 If any advances or payments made by Lender pursuant to this Agreement or any other Loan Document, together with disbursements of the Loan, shall exceed the face amount of the Note, all such advances and payments shall constitute additional indebtedness secured by the Loan Documents, and shall bear interest at the Default Rate from the date advanced until paid.

            12.3 Borrower shall, upon request, execute and deliver such further instruments and documents and do such further acts and things as may be required to provide to Lender the evidence of and security for the Loan contemplated by this Agreement.

            12.4 In the event of any inconsistency between any provision of this Agreement and any provision of any other Loan Document, the provision of this Agreement shall govern.

            12.5 If Borrower fails to perform any obligation of Borrower under this Agreement or any other Loan Document, or if any Event of Default shall occur hereunder or under any other Loan Document, Lender may, but shall not be obligated to, perform such obligation or cure such default, and all amounts expended in so doing, all Loan Expenses and all other amounts paid or advanced by Lender pursuant to the Loan Documents, and all other amounts advanced by Lender in connection with construction or preserving any security for the Loan, shall constitute additional advances of the Loan, shall be secured by the Mortgage, and all other Loan Documents, and shall bear interest at the Default Rate from the date advanced until paid.

             12.6 This Agreement may only be amended, modified or supplemented by the written agreement of Borrower and Lender. No waiver of any provision of this Agreement or any other Loan Documents shall be effective unless set forth in writing signed by Lender, and any such waiver shall be effective only to the extent therein set forth. Failure by Lender to insist upon full and prompt performance of any provisions of this Agreement or any other Loan Documents, or to take action in the event of any breach of any such provision or Event of Default, shall not constitute a waiver of any rights of Lender, and Lender may at any time thereafter while such breach or Event of Default remains uncured exercise all rights specified herein or provided by applicable law with respect to such breach or Event of Default.

              12.7 Any notice which any party hereto gives to any other party hereunder shall be in writing and shall be deemed given when delivered in person to a representative of the party, or two business days after deposited in the United States certified or registered mail, return receipt requested, addressed to the party, at the address of such party set forth below, or at such other address as the party to whom notice is to be given has specified by notice hereunder to the party seeking to give such notice:

            Borrower       c/o Circuit Systems, Inc.
            or any         2350 East Lunt Avenue
            Guarantor:     Elk Grove Village, Illinois  60007
                           Attention:  Mr. Dilip S. Vyas


            Copy to:       Rieck and Crotty
                           55 West Monroe Street
                           Suite 3390
                           Chicago, Illinois  60603-5062
                           Attention:  Douglas C. Conover

            Lender:        American National Bank and Trust
                               Company of Chicago
                           21 North Randall Street
                           Elk Grove Village, Illinois   60007
                           Attention:  James G. Cygan, Vice President

            Copy to:       Meltzer, Purtill & Stelle
                           1515 East Woodfield Road
                           Suite 250
                           Schaumburg, Illinois  60173
                           Attention:  Scott D. Gudmundson

            12.8 The rights, powers and remedies of Lender under this Agreement shall inure to the benefit of Lender, its successors and assigns. Lender shall have the absolute right to assign all or any portion of its rights, powers and remedies under this Agreement.

             12.9 This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Illinois, without regard to the conflicts of laws rules thereof.

            12.10 Except as arises out of Lender's gross negligence or willful misconduct, Borrower agrees to indemnify, defend and hold Lender harmless from and against any and all liabilities, obligations, losses, damages, claims, costs and expenses (including reasonable attorneys' fees and court costs) of whatever kind or nature which may be imposed on, incurred by or asserted against Lender at any time which relate to or arise from the making of the Loan by Lender, and/or the ownership, use, operation or maintenance of the PCB Facility, including without limitation, any brokerage commissions or finder's fees asserted against Lender with respect to the making of the Loan and any damages incurred by Lender by reason of the construction of Borrower and Lender as having the relationship of joint venturers or partners or Borrower or Lender being deemed to have acted as agent for the other.

            12.11 This Loan Agreement is based primarily on the credit worthiness and representation of Borrower and Guarantors to whom it is made. The rights and obligations of Borrower under this Agreement may not be assigned, assumed nor transferred and any other purported action by Borrower shall be null and void. It is further understood and agreed that, except as specifically provided herein, the ownership, stock, or control of Borrower, or any partnership interest in Borrower, or a substantial portion of Borrower's assets may not be transferred, conveyed, or alienated in any form, without the written consent of Lender.

            12.12 The titles and headings of the articles and paragraphs of this Agreement have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions of this Agreement.

            12.13 Lender, by executing and performing this Agreement, does not become a partner or joint venturer with Borrower and all inspections of the Collateral herein provided for are for the sole benefit of Lender.

            12.14 Time is of the essence of the payment of all amounts due Lender under this Agreement and performance and observance by Borrower of each covenant, agreement, provision and term of this Agreement.

            12.15 In the event any one or more of the provisions contained in this Agreement or in any of the Loan Documents shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall at the option of Lender, not affect any other provision of this Agreement or any such Loan Document, and this Agreement and any such Loan Document shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

            12.16 Should a claim ("Recovery Claim") be made upon Lender at any time for recovery of any amount received by Lender in payment of Borrower's Liabilities (whether received from Borrower or otherwise) and should Lender repay all or part of said amount by reason any judgment, decree or order of any court or administrative body of (1) having jurisdiction over Lender or any of its property; or (2) any settlement or compromise of any such Recovery Claim effected by Lender with the claimant (including Borrower), this Agreement and the security interests granted Lender hereunder shall continue in effect with respect to the amount so repaid to the same extent as if such amount had never originally been received by Lender, notwithstanding any prior termination of this Agreement, the return of this Agreement to Borrower, or the cancellation of any note or other instrument evidencing Borrower's Liabilities. Borrower may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof.

            12.17 Lender's failure to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default by Borrower under this Agreement or the Other Agreements shall not suspend, waive or affect any other Event of Default by Borrower under this Agreement or the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or the Other Agreements and no Event of Default by Borrower under this Agreement or the Other Agreements shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is by an instrument in writing signed by an officer of Lender and directed to Borrower specifying such suspension or waiver.

            12.18 Borrower hereby appoints Lender as Borrower's agent and attorney-in-fact for the purpose of carrying out the provisions of this Agreement and taking any action and executing any agreement, instrument or document which Lender may reasonably deem necessary or advisable to accomplish the purposes hereof which appointment is irrevocable and coupled with an interest. All monies paid for the purposes herein, and all costs, fees and expenses paid or incurred in connection therewith, shall be part of Borrower's Liabilities, payable by Borrower to Lender on demand.

            12.19 This Agreement, or a carbon, photographic or other reproduction of this Agreement or of any Uniform Commercial Code financing statement covering the Collateral or any portion thereof, shall be sufficient as a Uniform Commercial Code financing statement and may be filed as such.

            12.20 Except as otherwise provided in the Other Agreements, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Other Agreements, the provision contained in this Agreement shall govern and control.

            12.21 Except as otherwise specifically provided in this Agreement, Borrower waives any and all notice or demand which Borrower might be entitled to receive by virtue of any applicable statute or law, and waives presentment, demand and protest and notice of presentment, protest, default, dishonor, non-payment, maturity, release, compromise, settlement, extension or renewal of any and all agreements, instruments or documents at any time held by Lender on which Borrower may in any way be liable.

            12.22 Until Lender is notified by Borrower to the contrary in writing by registered or certified mail directed to Lender's principal place of business, the signature upon this Agreement or upon any of the Other Agreements of any partner, manager, employee or agent of the Borrower, or of any other Person designated in writing to Lender by any of the foregoing, shall bind Borrower and be deemed to be the duly authorized act of Borrower.

            12.23 If at any time or times hereafter, whether or not Borrower's Liabilities are outstanding at such time, Lender: (a) employs counsel for advice or other representation, (i) with respect to the Collateral, this Agreement, the Other Agreements or the administration of Borrower's Liabilities, (ii) to represent Lender in any litigation, arbitration, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, arbitration, contest, dispute, suit or proceeding (whether instituted by Lender, Borrower or any other Person) in any way or respect relating to the Collateral, this Agreement, the Other Agreements, or Borrower's affairs, or (iii) to enforce any rights of Lender against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or the Other Agreements; (b) takes any action with respect to administration of Borrower's Liabilities or to protect, collect, sell, liquidate or otherwise dispose of the Collateral; and/or
  (c) attempts to or enforces any of Lender's rights or remedies under this Agreement or the Other Agreements, including, without limitation, Lender's rights or remedies with respect to the Collateral, the reasonable costs and expenses incurred by Lender in any manner or way with respect to the foregoing, shall be part of Borrower's Liabilities, payable by Borrower to Lender on demand.

            12.24 BORROWER AND EACH GUARANTOR IRREVOCABLY AGREE THAT, SUBJECT TO LENDER'S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE LOAN DOCUMENTS, OR THE COLLATERAL SHALL BE LITIGATED ONLY IN COURTS HAVING SITUS WITHIN EITHER THE CITY OF CHICAGO, STATE OF ILLINOIS OR THE CITY OF GREENEVILLE, STATE OF TENNESSEE. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITIES AND STATE. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY LENDER IN ACCORDANCE WITH THIS PARAGRAPH.

            12.25 BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY ARISING IN CONNECTION WITH OR RELATED TO THIS AGREEMENT, THE LOAN DOCUMENTS, OR ANY SUCH AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT, COUNTERCLAIM OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.


            12.26 Notwithstanding anything herein contained to the contrary, Lender will not be required to make any disbursement or perform any other act under this Agreement if as a result thereof, Lender will violate any law, statute, ordinance, rule, regulation or judicial decision applicable thereto. This Agreement may be executed and delivered by any party hereto by way of counterpart, which, when taken together with all executed counterparts hereof shall constitute a single agreement; provided, however, that any counterpart, when taken separately from other counterparts shall be fully binding and enforceable as against the party signatory thereto, without respect to the other counterparts.

  Dated:  July 24, 1997

                                LENDER:

                                AMERICAN NATIONAL BANK AND
                                    TRUST COMPANY OF CHICAGO

                                  By:/s/ James G. Cygan_
                                         James G. Cygan
                                     Its:  Vice President


                                BORROWER:

                                CIRCUIT SYSTEMS OF TENNESSEE, L.P.,
                                a Tennessee limited partnership

                                By:  CIRCUIT SYSTEMS, INC.,
                                     its general partner

                                     By: /s/ Dilip S. Vyas
                                     Its: Vice-President
  ATTEST:

  By:  /s/ Thomas W. Rieck
  Its: Secretary



                                GUARANTORS:

                                CIRCUIT SYSTEMS OF TENNESSEE, INC.,
                                a Tennessee corporation

                                By:  /s/ Dilip S. Vyas
                                Its: Vice-President


                                CIRCUIT SYSTEMS, INC., an Illinois corporation

                                By:  /s/ Dilip S. Vyas
                                Its: Vice-President

                            SCHEDULE OF EXHIBITS


                 Exhibit A      Existing Litigation

                 Exhibit B      Master Lease

                 Exhibit C      Permitted Indebtedness

                 Exhibit D      Permitted Liens

                 Exhibit E      12-Month Term Note

                 Exhibit F      60-Month Term Note

                 Exhibit G      Seventh Amendment to Secured Revolving
                                    Credit Agreement

                 Exhibit H      Continuing Security Agreement




                                  EXHIBIT A

                             EXISTING LITIGATION


                                    None.





                                  EXHIBIT B

                                MASTER LEASE




                                  EXHIBIT C

                           PERMITTED INDEBTEDNESS

                                    None.

                                  EXHIBIT D

                               PERMITTED LIENS

                                    None.




                                  EXHIBIT E

                             12-MONTH TERM NOTE



                                  EXHIBIT F

                             60-MONTH TERM NOTE



                                  EXHIBIT G

                        SEVENTH AMENDMENT TO SECURED
                         REVOLVING CREDIT AGREEMENT



                                  EXHIBIT H

                        CONTINUING SECURITY AGREEMENT